Principal Life Insurance Company
711 High Street, Des Moines, IA 50392
515 247 5111 tel
www.principal.com

July 11, 2016

Mr. Michael Beer, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Mr. Beer:

Principal Management Corporation intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Finisterre Unconstrained Emerging Markets Bond Fund - A	$100,000	10,000
Finisterre Unconstrained Emerging Markets Bond Fund - P	$100,000	10,000
Finisterre Unconstrained Emerging Markets Bond Fund - Institutional	$24,800,000	2,480,000

Each share of the Finisterre Unconstrained Emerging Markets Bond Fund has a par value of $.01 and a price of $10.00 per share. In connection with such purchase, Principal Financial Services, Inc. represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL FINANCIAL SERVICES, INC.

BY /s/ Clint Woods
Clint Woods
VP & Associate General Counsel